Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Kannika Limited:

We consent to the use of our report dated February 11, 2008 with respect to the balance sheets of Shinyo Kannika Limited as of December 31, 2005 and 2006, and the related statements of income, shareholder’s equity and cash flows for the period from September 27, 2004 (date of incorporation) to December 31, 2004, and the years ended December 31, 2005 and 2006, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
Hong Kong, China

February 12, 2008